Exhibit 10.2

CONFIDENTIAL TREATMENT MATERIAL

CONFIDENTIAL TREATMENT REQUESTED:  Information for which confidential treatment has been requested is omitted and is noted with asterisks. An unredacted version of this document has been filed separately with the Securities and Exchange Commission (the “Commission”).

SHARE PURCHASE AGREEMENT

by and among

INCYTE EUROPE S.à r.l.,

ARIAD PHARMACEUTICALS (CAYMAN) L.P.,

ARIAD PHARMACEUTICALS, INC. (AS GUARANTOR),

and

INCYTE CORPORATION (AS GUARANTOR)

May 9, 2016

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

-i-

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

(continued)

-ii-

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

(continued)

-iii-

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

(continued)

Exhibits

Exhibit AAmended and Restated Buy-In License Agreement Territory

Exhibit BTerritory

Exhibit CJoint Press Release

-iv-

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made as of May 9, 2016, by and among Incyte Europe S.à r.l., an entity formed under the laws of Switzerland (the “Purchaser”), ARIAD Pharmaceuticals (Cayman) L.P., an Exempted Limited Partnership registered in the Cayman Islands, acting by its general partner, ARIAD Pharmaceuticals (Cayman) Inc., an Exempted Company incorporated in the Cayman Islands with limited liability (the “Seller”), ARIAD Pharmaceuticals, Inc., a Delaware corporation (“ARIAD US”), solely in its capacity as guarantor under Section 12.17(a) hereof, and Incyte Corporation, a Delaware corporation (“Incyte US”), for the purposes of Section 11.4 and in its capacity as guarantor under Section 12.17(b).

W I T N E S S E T H:

WHEREAS, the Seller owns all of the shares in the share capital of ARIAD Pharmaceuticals (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg, with a share capital of USD 20,000, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 169.951 (the “Company”);

WHEREAS, this Agreement contemplates the sale by the Seller to the Purchaser of all of the share capital of the Company; and

WHEREAS, this Agreement is being executed in the presence of the Company.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article  1
DEFINITIONS AND CONSTRUCTION

Section 1.1Definitions. For the purposes of this Agreement and the Ancillary Agreements:

“Acquired Companies” means, collectively, the Company and its Subsidiaries.

“Affiliate” means, with respect to a specified Person, any other Person that controls, is controlled by or is under common control with that Person. For the purposes of this definition, the terms “controls”, “controlled by” and “under common control with” as used with respect to any Person, means (i) to possess (directly or indirectly) the power to direct the management or affairs of such Person, whether through ownership of voting securities or other equity rights or by contract relating to voting rights or corporate governance or otherwise, or (ii) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such Person.

“Affiliated Group” means a group of corporations with which any Acquired Company has filed consolidated, combined, unitary or similar Tax Returns.

“Amended and Restated Buy-In License Agreement” means the Amended and Restated Buy-In License Agreement in the form attached as Exhibit A.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

“Ancillary Agreements” means, collectively, the Amended and Restated Buy-In License, the Interim Quality Agreement, the Marketing Authorization Services Agreement, the Transition Services Agreement and the Reverse Transition Services Agreement.

“Antitrust Approvals” means all authorizations, orders, grants, consents, clearances, permissions and approvals and all expirations, lapses and terminations of any required waiting periods (including extensions thereof), in each case under any Antitrust Law, required to consummate the transactions contemplated by this Agreement.

“ARIAD SWISSCO” means ARIAD Pharmaceuticals (Europe) S.a.r.l.

“ARIAD SWISSCO Intragroup Indebtedness” means any Indebtedness outstanding under (i) the credit facility entered into between the Seller and ARIAD SWISSCO on October 12, 2012; and (ii) the loan agreement entered into between ARIAD US and ARIAD SWISSCO on August 7, 2012, in the case of each of (i) and (ii) as from time to time supplemented, modified or amended.

“Australian Business” means the business carried on by ARIAD Pharmaceuticals (Australia) Pty Ltd.

“Books and Records” means minutes books, stock books, stock ledgers, books of account, manuals, general, financial, warranty and shipping records, invoices, customer and supplier lists, correspondence, engineering, maintenance and operating records and other documents, records and files, in each case exclusively related to the business of the Acquired Companies.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in the US or Switzerland are closed either under applicable Law or action of any Governmental Authority. For the avoidance of doubt, any other reference to days shall mean calendar days.

“Cash” means, with respect to a Person, the amount of cash, cash equivalents and liquid investments on hand or credited to any account open in the name of such Person with a financial institution (plus all uncollected bank deposits and less all outstanding checks).

“Change” means a change, circumstance, condition, event, effect, development or state of facts.

“Claims” means any charges, mortgages, pledges, security interests, escrows, options, rights of first refusal, indentures, security agreements or other encumbrances, claims, agreements, arrangements or commitments of any kind or character and whether or not relating in any way to credit or the borrowing of money.

“Closing Cash” means the Cash of the Acquired Companies on a consolidated basis calculated as of 11:59 p.m., New York City time, on the date immediately preceding the Closing Date in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Company Interim Balance Sheet (with any amounts denominated in Foreign Currency converted to US Dollars using the Exchange Rate).

“Closing Indebtedness” means the sum of (a) Indebtedness of the Acquired Companies on a consolidated basis calculated as of 11:59 p.m., New York City time, on the date immediately preceding the Closing Date, after giving effect to the settlement of the ARIAD SWISSCO Intragroup Indebtedness, in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Company Interim Balance Sheet plus (b) an amount equal to the aggregate Retention Payments (with any amounts denominated in Foreign Currency converted to US Dollars using the Exchange Rate).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

“Closing Net Cash” means the difference between (a) the Closing Cash and (b) the Closing Indebtedness. For purposes of this definition, if the Closing Indebtedness exceeds the Closing Cash, then the Closing Net Cash amount will be represented by a negative number.

“Closing Net Working Capital” means (a) all current assets of the Acquired Companies (excluding Closing Cash and any assets relating to Taxes, including assets that relate to the right to use Tax Attributes and any assets that relate to a right to a tax refund or that otherwise results from the overpayment of Taxes in any period) on a consolidated basis minus (b) all current liabilities of the Acquired Companies (excluding the Deferred Revenue, Deferred Refund Obligations and any Closing Indebtedness, to the extent made up of current liabilities, and Liabilities relating to Taxes and as adjusted pursuant to Section 5.8), in each case calculated as of 11:59 p.m., New York City time, on the date immediately preceding the Closing Date in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Company Interim Balance Sheet (with any amounts denominated in Foreign Currency converted to US Dollars using the Exchange Rate). For purposes of this definition, if the current Liabilities of the Acquired Companies on a consolidated basis exceed the current assets of the Acquired Companies on a consolidated basis, then the Closing Net Working Capital amount will be represented by a negative number.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercialize” means all activities directed to importing (into, or within, the Territory), exporting (within the Territory), storing, marketing, promoting, selling, offering for sale and distributing the Product in the Territory. “Commercializes,” “Commercialized,” “Commercialization” and other forms of the word “Commercialize” shall have the correlative meaning. For clarity, “Commercialize” excludes manufacture.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), any Pension Arrangement and any other material plan, Contract or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, ill health, disability, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation sponsored or maintained by any Acquired Company or the Seller for the benefit of any current or former director, officer or Transferred Employee of any Acquired Company.

“Compound” has the meaning given to that term in the Amended and Restated Buy-In License Agreement.

“Contract” means any written contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding.

“Controlled Person” means Incyte US, its direct and indirect Subsidiaries [**].

“CSC Guarantee” means that certain guarantee provided by ARIAD US for the benefit of CSC Pharmaceuticals Handels GmbH (“CSC”) to guarantee the performance of the obligations of ARIAD SWISSCO under the Market Access Services and Distribution and Supply Agreement between ARIAD SWISSCO and CSC.

“Deferred Revenue” means the amounts recorded in other current liabilities in the Financial Statements attributable to the matter described in Section 3.7 of the Seller Disclosure Schedule.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

“Deferred Refund Obligations” means the aggregate amount of the refunds payable to the applicable Governmental Authority relating to the Deferred Revenue and described in Section 3.7 of the Seller Disclosure Schedule.

“Encumbrance” means any charge, mortgage, encumbrance, pledge, security interest, or other lien other than (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith, (b) liens for Taxes that are not yet due and payable or that are being contested in good faith, (c) liens securing rental payments under capital lease arrangements, (d) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the property subject thereto.

“Environmental Law” means any Law concerning (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Material or (b) the protection of the environment (including natural resources, air and surface or subsurface land or waters).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means the exchange rate between the applicable Foreign Currency and US Dollars observed by Bloomberg at 9:00 a.m., New York City time, three Business Days prior to the Closing Date.

“Foreign Currency” means any currency other than US Dollars.

“GAAP”, unless otherwise stated, means United States generally accepted accounting principles.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against Loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed or (v) otherwise to assure a creditor against Loss, except in the case of any of items (a), (b) or (c) to the extent solely between or among the Acquired Companies.

“Intellectual Property” means all (a) patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures and all related extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto, (b) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor (“Trademarks”), (c) domain names, URLs and any other addresses for use on the Internet, (d) copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website content, rights in fonts and typefaces, and database rights, (e) rights of publicity, rights of privacy, royal warrants and moral rights, (f) know-how, trade secrets, confidential and proprietary information, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case whether patentable or not and whether or not reduced to practice, (g) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (h) copies and tangible embodiments thereof, in each case whether or not the same are in existence as of the date of this Agreement or developed after such date and in any jurisdiction throughout the world.

“Interim Quality Agreement” means a quality agreement in the form reasonably acceptable to the parties to this Agreement.

“Intragroup Agreement” means a Contract between or among any member of the Seller’s Group, on the one hand, and any Acquired Company, on the other hand, but excluding any Ancillary Agreement.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator or other court or tribunal.

“Knowledge” means the actual knowledge of any of each Person listed in Section 1.1(a) of the Seller Disclosure Schedule, after such inquiry as such Persons normally would conduct in the ordinary course of their duties to Seller and its Affiliates.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Loss” means any direct and actual Liabilities, losses, damages, penalties, fines, costs or expenses (including reasonable attorney’s or other professional fees and expenses), but excluding any special, incidental indirect, exemplary, punitive or consequential damages, lost profits, loss of revenue, lost sales, or amounts calculated as a multiple of earnings, profits, revenue, sales or other measures; provided,  that the foregoing

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

exclusions shall not limit the rights any party to indemnity for such damages to the extent actually paid to Persons other than the parties hereto, any Indemnified Party or their respective Affiliates.

“Marketing Authorization Services Agreement” means a marketing authorization services agreement in the form reasonably acceptable to the parties to this Agreement.

“Material Adverse Effect” means any Change that has a material adverse effect on (a) the business, assets (whether tangible or intangible), liabilities, financial condition, operations or results of operations of the Acquired Companies, taken as a whole, or (b) the ability of the Seller to consummate timely the transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any Change generally affecting economic, regulatory or political conditions, (ii) any Change generally affecting the financial, credit, securities or other capital markets in the United States or any foreign jurisdiction, (iii) any Change generally affecting the industry in which the Acquired Companies operate, (iv) any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption or other natural disaster, (v) any Change occurring in national or international political conditions, including acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (vi) any Change occurring after the date of this Agreement in applicable Law or generally accepted accounting principles, (vii) the public announcement of the execution of this Agreement and (viii) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (but not the facts or circumstances underlying or giving rise to such failure), except, with respect to the foregoing clauses (i) through (vi), to the extent that the effects of any such matter are, or would reasonably be expected to be, disproportionately adverse to the business, financial condition, operations or results of operations of the Acquired Companies, taken as a whole, as compared to other companies operating in the industries and markets in which the Acquired Companies operate.

“Marketing Authorization” means a marketing authorization (or equivalent product approval in any country within the Territory) issued by a Governmental Authority with respect to the Product to enable the Product to be placed on the market in a country in the Territory.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Pension Arrangement” means any pension plan disclosed at Section 3.14(a) of the Seller Disclosure Schedule.

“Person” means an individual or an entity, including a (for profit or not for profit) corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, academic institution, research institution, or any Governmental Authority.

“Post-Closing Period” means any taxable period or portion of a period that begins after the Closing Date.

“Pre-Closing Period” means any taxable period or portion of a period that begins on or before the Closing Date and ends on or before the Closing Date.

“Pre-Sale Restructuring” means: (i) the financial restructuring of ARIAD SWISSCO for the purposes of settling the ARIAD SWISSCO Intragroup Indebtedness; (ii) ARIAD SWISSCO entering into the Amended and Restated Buy-In License Agreement; and (iii) any transaction or arrangement required for the implementation of the transactions in (i) and (ii).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Product” means any pharmaceutical product containing Compound as an active chemical entity, alone or in combination with one or more other active ingredients, in any and all forms, presentations, dosages, and formulations.

“Registrations” means (a) Marketing Authorizations, (b) receipt of any license issued by a Governmental Authority required to import Product(s) into each country in the Territory, and (c) any other license issued by a Governmental Authority or approval which is legally required to Commercialize the Product in each country of the Territory (e.g., wholesale licenses).

“Regulatory Authority” means the European Medicines Agency or any other Governmental Authority that is a competent authority for the issuance of any of the Registrations, or any part of them, in any country of the Territory.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment.

“Representatives” means, with respect to a Person, the directors, managers, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) of such Person.

“Required Contracts” means the Contracts listed at Section 1.1(b) of the Seller Disclosure Schedule.

“Retention Payments” means the payments listed at Section 1.1(c) of the Seller Disclosure Schedule.

“Reverse Transition Services Agreement” means a reverse transition services agreement in the form reasonably acceptable to the parties to this Agreement.

“Schedule” means the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the context requires.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Fundamental Representations” means those representations and warranties of the Seller set out in Section 3.1(a), Section 3.1(b), Section 3.2, Section 3.4(a), Section 3.4(b) and Section 3.5

 “Seller’s Group” means the Seller and its Affiliates, but excluding the Acquired Companies.

“Seller’s Group Marks” means any marks or logos that contain Seller’s name “ARIAD,” including but not limited to, ARIAD, ARIAD PASS, and ARIAD PHARMACEUTICALS and ARIAD with Spiral Design.

“Shares” means all of the issued and outstanding share capital of the Company.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Swiss Tax Authorities” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax in Switzerland.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any Liability for the Taxes of another Person.

“Tax Attributes” means any net operating loss, net capital loss, investment tax credit, foreign credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits relating to alternative minimum Taxes), and any additional items described in Section 381 of the Code without reference to the conditions and limitations described therein.

“Tax Contest” means an audit, claim, dispute or controversy relating to Taxes.

“Tax Return” means any report, return, declaration, claim for refund, notice, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the area within the geographic boundaries as set forth in Exhibit B.

“Third Party” means any Person other than Seller and Purchaser and their respective Affiliates.

“Transition Services Agreement” means a transition services agreement in the form reasonably acceptable to the parties to this Agreement.

“US Dollars” means the lawful currency of the United States as at the date of this Agreement.

Section 1.2Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Adjustment Calculation	Section 2.4(a)
Adjustment Notice	Section 2.4(a)
Affiliate Indemnified Party	Section 11.2
Agreement	Preamble
Antitrust Laws	Section 5.3(b)
ARIAD SWISSCO Balance Sheet	Section 3.6(a)(i)
ARIAD US	Preamble
Audited Consolidated Balance Sheets	Section 5.8
Audited Consolidated Financial Statements	Section 5.8
Carve Out Restructuring	Section 5.7

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

Claim Notice	Section 8.3(a)
Closing	Section 2.5
Closing Balance Sheet	Section 2.4(a)
Closing Date	Section 2.5
Closing Date Payment	Section 2.2
Closing Net Cash Statement	Section 2.4(a)
Closing Net Working Capital Statement	Section 2.4(a)
Company	Preamble
Company Balance Sheet	Section 3.6(a)(ii)
Company Information	Section 11.1(b)
Company Intellectual Property	Section 3.11(a)
Company Interim Balance Sheet	Section 3.6(a)(iii)
Confidentiality Agreement	Section 11.1(a)
Continuation Period	Section 10.1(a)
Controlling Party	Section 8.3(d)
Dispute Notice	Section 2.4(c)(ii)
Estimated Closing Net Cash	Section 2.3(a)
Estimated Closing Net Working Capital	Section 2.3(b)
FCPA	Section 3.18
Final Closing Net Cash	Section 2.4(f)
Final Closing Net Working Capital	Section 2.4(f)
Financial Statements	Section 3.6(a)
Indemnified Party	Section 8.3(a)
Indemnifying Party	Section 8.3(a)
Independent Accounting Firm	Section 2.4(e)
Initial Purchase Price	Section 2.2
Leased Real Property	Section 3.10(a)
Material Contracts	Section 3.12(a)
Material Customers	Section 3.22(a)
Non-controlling Party	Section 8.3(d)
Other Consolidated Financial Statements	Section 5.8
Purchase Price	Section 2.2
Purchaser	Preamble
Purchaser Indemnified Parties	Section 8.1
Real Property Leases	Section 3.10(a)
Resolution Period	Section 2.4(e)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Indemnified Parties	Section 8.2
Subsidiary Shares	Section 3.4(b)
Swiss Tax Rulings	Section 9.1(a)
Third Party Claim	Section 8.3(b)
Transferred Employees	Section 10.1(a)
Transferred Former Employees	Section 10.1(a)
Warranted Leased Real Property	Section 3.10(b)

Section 1.3Construction. The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Unless otherwise stated, all references to any agreements will be deemed to include the Exhibits, schedules and annexes to such agreement. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

Article  2
THE TRANSACTION

Section 2.1Sale and Purchase of Shares. In accordance with the provisions of this Agreement, at the Closing, the Seller will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Shares, free and clear of all Claims (other than any restrictions on transferability imposed by applicable securities Laws).

Section 2.2Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, in consideration for the sale of the Shares, the Purchaser will pay to the Seller an aggregate amount in cash equal to US Dollars 140,000,000 (the “Initial Purchase Price”), as adjusted pursuant to Section 2.3 (the “Closing Date Payment”). The Closing Date Payment is subject to adjustment following the Closing pursuant to Section 2.4. The Initial Purchase Price as adjusted pursuant to Section 2.3 and Section 2.4(f) will be the “Purchase Price”.

Section 2.3Closing Date Adjustment.

(a)Estimated Closing Net Cash. No later than two Business Days prior to the Closing Date, the Seller will provide to the Purchaser an estimate of the Closing Net Cash (such estimate, the “Estimated Closing Net Cash”). To the extent the Estimated Closing Net Cash is positive (i.e., the Closing Cash exceeds the Closing Indebtedness), the Purchaser will add the absolute value of such amount to the Initial Purchase Price paid at the Closing. To the extent the Estimated Closing Net Cash is negative (i.e., the Closing Indebtedness exceeds the Closing Cash), the Purchaser will deduct the absolute value of such amount from the Initial Purchase Price paid at the Closing.

(b)Estimated Closing Net Working Capital. No later than two Business Days prior to the Closing Date, the Seller will provide to the Purchaser an estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”). If the Estimated Closing Net Working Capital is greater than zero, the Purchaser will add the absolute value of the excess to the Initial Purchase Price paid at the Closing. If the Estimated Closing Net Working Capital is less than zero, the Purchaser will deduct the absolute value of the shortfall from the Initial Purchase Price paid at the Closing.

Section 2.4Post-Closing Adjustment.

(a)Within 45 days after the Closing Date, the Purchaser will prepare and deliver to the Seller a written notice (the “Adjustment Notice”) containing (i) an unaudited consolidated balance sheet of the Acquired Companies as at immediately prior to the Closing (the “Closing Balance Sheet”), (ii) the Purchaser’s calculation of the Closing Net Working Capital based on the Closing Balance Sheet (the “Closing Net Working Capital

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Statement”), (iii) the Purchaser’s calculation of Closing Net Cash based on the Closing Balance Sheet (the “Closing Net Cash Statement”) and (iv) the Purchaser’s calculation of the amount of any payments required pursuant to Section 2.4(g) (the “Adjustment Calculation”). The Closing Balance Sheet, the Closing Net Working Capital Statement and the Closing Net Cash Statement will be prepared in accordance with GAAP applied in a manner consistent with the methods and practices used to prepare the Company Interim Balance Sheet.

(b)During the preparation of the Adjustment Notice, at the Purchaser’s request, the Seller will, and will cause each of the Acquired Companies to, (i) provide the Purchaser and the Purchaser’s Representatives with reasonable access to the books, records, facilities and Employees of the Acquired Companies to the extent not otherwise already acquired as of the Closing Date, (ii) provide the Purchaser, within ten Business Days after the Closing Date, with normal month-end closing financial information for the period ending as of the close of business on the Closing Date and (iii) reasonably cooperate with the Purchaser and the Purchaser’s Representatives, including by providing on a timely basis all information reasonably necessary or useful in preparing the Adjustment Notice and any other information reasonably requested by the Purchaser. Following delivery of the Adjustment Notice, at the Seller’s request, the Purchaser (i) shall reasonably cooperate and assist, and shall cause its Representatives to assist, the Seller and its Representatives in the review of the Adjustment Notice and (ii) shall provide the Seller and its Representatives with any information reasonably requested by them.

(c)Within 30 days after delivery of the Adjustment Notice, the Seller will either:

(i)agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 2.4(g); or

(ii)dispute the Adjustment Calculation by delivering to the Purchaser a written notice (a “Dispute Notice”) which shall specify which items are being disputed and set forth in reasonable detail the basis for each disputed item therein.

(d)If the Seller fails to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then the Seller will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 2.4(g).

(e)If the Seller timely delivers a Dispute Notice to the Purchaser, then the Purchaser and the Seller will attempt in good faith, for a period of 30 days following the Purchaser’s receipt of such Dispute Notice (the “Resolution Period”), to agree on the Adjustment Calculation for purposes of Section 2.4(g). Any resolution by the Purchaser and the Seller memorialized in writing and signed by both the Purchaser and the Seller during the Resolution Period as to any disputed items set forth in such Dispute Notice will be final and binding on the parties for purposes of Section 2.4(g). If the Purchaser and the Seller do not resolve all disputed items by the end of the Resolution Period, then the Purchaser and the Seller will submit the remaining items in dispute to PricewaterhouseCoopers LLP for resolution, or if that firm is unwilling or unable to serve, the Purchaser and the Seller will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Acquired Companies. If the Purchaser and the Seller are unable to jointly select such independent accounting firm within 10 days after the Resolution Period, the Purchaser, on the one hand, and the Seller, on the other hand, will each select an independent accounting firm of recognized international standing and such selected accounting firms will select a third independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Acquired Companies; provided,  however, that if either the Purchaser, on the one hand, or the Seller, on the other hand, fails to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent

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accounting firm selected by the parties for purposes of this Section 2.4 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”).

(i)The Independent Accounting Firm will (A) act as an expert in accounting, and not as an arbitrator, to resolve only those items specifically set forth on a timely delivered Dispute Notice that remain in dispute as of such time, and that have not been deemed pursuant to Section 2.4(c), Section 2.4(d)or Section 2.4(e) to be final and binding on the Parties, (B) render its determination in accordance with this Agreement and otherwise in accordance with GAAP applied in a manner consistent with the methods and practices used to prepare the Company Interim Balance Sheet, (C) not determine an Adjustment Calculation that would result in a Purchase Price (1) in excess of the applicable amount in the Adjustment Notice or (2) that is less than the applicable amount in the Dispute Notice and (D) render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Adjustment Calculation. The Independent Accounting Firm will only render its determination with respect to the specific remaining accounting differences submitted to it and may rely only upon information submitted to it by or on behalf of the Purchaser or the Seller. The Purchaser and the Seller will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the disputed items on a timely delivered Dispute Notice to such firm or as soon thereafter as reasonably practicable. The decision of the Independent Accounting Firm will be final, conclusive and binding on the Parties and will not be subject to appeal or further review. The costs and expenses of the Independent Accounting Firm will be allocated between the Parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm. The Buyer and the Representative agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter, including customary indemnities in favor of the Independent Accounting Firm.

(ii)For purposes of complying with this Section 2.4, the Purchaser and the Seller will furnish to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items on a timely delivered Dispute Notice as the Independent Accounting Firm may reasonably request and are available to that party (or its Representatives). A copy of any such work papers and other documents and information provided by a party to the Independent Accounting Firm will be provided concurrently to the other party free of charge. Each party will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items on a timely delivered Dispute Notice and to discuss such items with the Independent Accounting Firm, with any such presentation or discussion to be held in the presence of both the Purchaser and the Seller and/or their respective Representatives.

Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.4(e) will be the exclusive mechanism for resolving any disputes regarding the Adjustment Calculation.

(f)The “Final Closing Net Working Capital” will be the calculation of the Closing Net Working Capital contained in the Closing Net Working Capital Statement, as adjusted pursuant to the mutual agreement of the Seller and the Purchaser, or as adjusted by the Independent Accounting Firm, in each case, pursuant to Section 2.4(e),, together with any other modifications to the Closing Net Working Capital Statement mutually agreed upon by the Seller and the Purchaser. The “Final Closing Net Cash” will be the calculation of the Closing Net Cash contained in the Closing Net Cash Statement, as adjusted pursuant to the mutual agreement of the Seller and the Purchaser, or as adjusted by the Independent Accounting Firm, in each case, pursuant to Section 2.4(e), together with any other modifications to the Closing Net Cash Statement mutually agreed upon by the Seller and Purchaser.

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(g)If the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then the Seller will pay to the Purchaser the absolute value of such difference in cash in accordance with Section 2.4(h). If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then the Purchaser will pay to the Seller the absolute value of such difference in cash in accordance with Section 2.4(h). If the Final Closing Net Cash is less than the Estimated Closing Net Cash, then the Seller will pay to the Purchaser the absolute value of such difference in cash in accordance with Section 2.4(h). If the Final Closing Net Cash is greater than the Estimated Closing Net Cash, then the Purchaser will pay to the Seller the absolute value of such difference in accordance with Section 2.4(h).

(h)Any amounts due and payable by one party to the other pursuant to Section 2.4(g) will be paid to the applicable party by means of a wire transfer of immediately available funds in US Dollars within three Business Days after the determination of the Final Closing Net Working Capital and the Final Closing Net Cash, as applicable, pursuant to Section 2.4(f).

(i)Notwithstanding anything to the contrary set forth in this Agreement, in no event will the Seller be obligated to indemnify any Purchaser Indemnified Party for any Loss as a result of, based upon or arising from, any Liability to the extent such Liability is reflected in the calculation of the Final Closing Net Working Capital or the Final Closing Net Cash as determined pursuant to Section 2.4(f). Any payment made pursuant to this Section 2.4 will be treated by the Parties for all purposes as an adjustment to the Initial Purchase Price and will not be subject to offset for any reason.

Section 2.5Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, 300 East Randolph Street, Suite 5000, Chicago, Illinois, 60601, at 10:00 a.m., local time, as soon as practicable, but in any event not later than the third Business Day immediately following the date on which the last of the conditions set forth in Article 6 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), or at such other time and place as the Seller and the Purchaser may agree in writing; provided,  however, that in no event with the Closing occur prior to June 1, 2016. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.6Closing Deliveries.

(a)At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i)written resolutions or copies of the minutes of the meeting of the Board of Directors of each of the Company and the Seller approving the transfer of the Shares;

(ii)a certificate or certificates representing the Shares, duly endorsed or accompanied by a stock power duly endorsed in blank and with all required stock transfer tax stamps affixed, together with such other documents and instruments necessary to vest in the Purchaser all of the Seller’s right, title and interest in and to the Shares;

(iii)a short form acceptance letter signed by the Company approving the transfer of its shares;

(iv)a certificate, dated as of the Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Section 6.2(a) and Section 6.2(b);

(v)the Ancillary Agreements to which the Seller or its Affiliates are a party, duly executed by the Seller or the applicable Affiliate of the Seller; and

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(vi)resignations effective as of the Closing Date of each director and officer of each Acquired Company as the Purchaser may have requested in writing within ten (10) Business Days prior to the Closing Date.

(b)At the Closing, the Purchaser will deliver or cause to be delivered to the Seller:

(i)the Closing Date Payment by wire transfer of immediately available funds in US Dollars to the account or accounts specified by the Seller;

(ii)a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Section 6.3(a) and Section 6.3(b); and

(iii)the Ancillary Agreements to which the Purchaser or its Affiliates are a party executed by the Purchaser or the applicable Affiliate of the Purchaser.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that all of the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing Date or, if made as of a specific date, as of such date, subject to such exceptions as are specifically set forth in the Seller disclosure schedule to this Agreement (the “Seller Disclosure Schedule”) supplied by the Seller to the Purchaser on the date hereof:

Section 3.1Organization and Good Standing.

(a)The Seller is an Exempted Limited Partnership duly registered and validly existing under the Laws of the Cayman Islands. ARIAD US is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)Each Acquired Company is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concepts are recognized under applicable Law) under the Laws of the jurisdiction of its formation and has all requisite corporate, limited liability company or similar power and authority to conduct its business as presently conducted. Each Acquired Company is duly qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) as a foreign corporation, limited liability company or otherwise in each jurisdiction in which the nature of its activities requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

(c)The Seller has delivered to the Purchaser a complete and accurate copy of the Organizational Documents for each Acquired Company as in effect on the date hereof and no Acquired Company is in breach or violation of or default under its Organizational Documents. The Books and Records of each Acquired Company accurately reflect in all material respects and in a manner consistent with the historical practices of the Acquired Companies the material actions taken by written consent or resolution and meetings held by their respective voting equityholders and directors (or equivalent governing bodies), as the case may be, and copies of such material actions taken by written consent or resolutions and meetings have been made available to the Purchaser.

(d)ARIAD Pharmaceuticals (Canada) ULC is a non-operating company, and it owns no assets or holds any Liabilities.

Section 3.2Authority and Enforceability. Each of the Seller and ARIAD US has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which

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it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Seller or ARIAD US is a party and the consummation of the transactions contemplated hereby and thereby by the Seller and ARIAD US have been duly authorized by all necessary action on the part of the Seller and ARIAD US. Each of the Seller and ARIAD US has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each of the Seller and ARIAD US will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, Incyte US and the other parties thereto, this Agreement constitutes, and at the Closing each Ancillary Agreement to which the Seller or ARIAD US is a party will constitute, the valid and binding obligation of the Seller or ARIAD US, as applicable, enforceable against the Seller or ARIAD US, as applicable, in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 3.3No Conflict. Except for the requirements of any Antitrust Law (if applicable), and except in any case that would not have a Material Adverse Effect, neither the execution, delivery and performance by the Seller or ARIAD US of this Agreement and any Ancillary Agreement to which it is a party, nor the consummation of the transactions contemplated by this Agreement, will (a) conflict with or violate the Organizational Documents of any of the Acquired Companies, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Material Contract (with or without due notice or lapse of time or both), (c) violate any Law or Judgment applicable to any of the Acquired Companies, (d) require any of the Acquired Companies to obtain any Governmental Authorization or make any filing with any Governmental Authority, (e) result in the creation of any Claims upon the Shares or the Subsidiary Shares or (f) result in the imposition of any Lien or other Encumbrance on any of the assets of the Acquired Companies.

Section 3.4Capitalization and Ownership.

(a)The share capital (or equivalent) of the Acquired Companies, the number of shares (or equivalent equity interest) and the beneficial and record ownership thereof, is set forth in Section 3.4(a) of the Seller Disclosure Schedule. Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, the Seller is the sole record holder and beneficial owner of all of the Shares, free and clear of all Claims. Upon payment in full of the Purchase Price, good and valid title to the Shares will pass to the Purchaser, free and clear of any Claims (other than any restrictions or transferability imposed by applicable securities Laws), and with no restrictions on the voting rights or other incidents of record and beneficial ownership of such Shares. All of the Shares are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws.

(b)Section 3.4(b) of the Seller Disclosure Schedule sets forth for all Acquired Companies (a) its name and jurisdiction of incorporation, (b) its authorized share capital (or equivalent) and (c) the number of issued and outstanding shares of share capital (or equivalent) and the record holders and beneficial owners thereof. No Acquired Company owns or has any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person, except for the Subsidiaries set forth in Section 3.4 of the Seller Disclosure Schedule. All of the issued and outstanding equity securities of each Subsidiary of the Company (the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable, and are owned of record and beneficially by one or more of the Acquired Companies in the respective amounts set forth in Section 3.4(b) of the Seller Disclosure Schedule.

(c)There are no Contracts to which either the Seller or any other Person is a party or bound with respect to the voting (including voting trusts or proxies) of the Shares or the Subsidiary Shares. Other than the Shares and the Subsidiary Shares, there are no outstanding or authorized shares of capital stock, options,

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warrants, rights or Contracts to which any Acquired Company is a party or which are binding upon any Acquired Company obligating any Acquired Company to (i) issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, any Acquired Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to any Acquired Company, (ii) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in any Acquired Company or (iii) to enter into any Contract with respect to (i) or (ii).

(d)Upon consummation of the transactions contemplated by this Agreement, the Purchaser will own all of the issued and outstanding capital stock of the Company, free and clear of all Claims.

Section 3.5Brokers Fees. Neither the Seller nor any Acquired Company has any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement or any Ancillary Agreement to which the Purchaser would become liable or obligated or for which any Acquired Company, after the Closing Date, will have any continuing obligation.

Section 3.6Financial Statements.

(a)Attached as Section 3.6 of the Seller Disclosure Schedule are the following:

(i)an audited balance sheet of ARIAD SWISSCO as of December 31, 2015 (the “ARIAD SWISSCO Balance Sheet”) and the related audited statement of income for the years then ended, including any notes thereto, together with the report thereon of Deloitte, independent certified public accountants;

(ii)an unaudited consolidated balance sheet of the Company as of December 31, 2015 and the related unaudited consolidated statement of income for the years then ended (the “Company Balance Sheet”);

(iii)an unaudited consolidated balance sheet of the Company as of March 31, 2016 (the “Company Interim Balance Sheet”) and the related unaudited consolidated statement of income for the year-to-date period then ended; and

(collectively (i), (ii) and (iii) the “Financial Statements”)

(iv)a reconciliation between the ARIAD SWISSCO Balance Sheet and the related statement of income under Swiss generally accepted accounting principles to GAAP.

(b)The Financial Statements fairly present in all material respects the financial condition and results of operations of the Acquired Companies as of the respective dates thereof and for the periods indicated therein, in accordance with Swiss generally accepted accounting principles with respect to the ARIAD SWISSCO Balance Sheet and in accordance with GAAP with respect to the Company Balance Sheet and the Company Interim Balance Sheet (except that the Company Interim Balance Sheet is subject to normal year-end adjustments and does not contain all footnotes or other presentation items as required by GAAP).

(c)The Seller maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions of the Acquired Companies are made in accordance with management’s authorization, (ii) that transactions of the Acquired Companies are recorded as necessary to permit the preparation of Seller’s consolidated financial statements in conformity with GAAP and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of the Acquired Companies.

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Section 3.7No Undisclosed Liabilities. No Acquired Company has any Liabilities as of the date of this Agreement that would be required to be reflected on a consolidated balance sheet prepared in accordance with GAAP except for (a) Liabilities reflected, reserved against or otherwise disclosed in the Financial Statements, (b) Liabilities arising in the ordinary course of business consistent with past practice after the date of the Company Interim Balance Sheet, (c) Liabilities disclosed herein or in the Seller Disclosure Schedule, including Section 3.7 of the Seller Disclosure Schedule or (d) Liabilities in an amount that do not exceed US Dollars 500,000 in the aggregate.

Section 3.8Absence of Certain Changes and Events. From the date of the ARIAD SWISSCO Balance Sheet to the date of this Agreement, the Acquired Companies have operated their business in the ordinary course of business and there has not been with respect to any Acquired Company any:

(a)amendment to its Organizational Documents;

(b)change in its authorized or issued share capital (or equivalent), declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any share capital (or equivalent), or issuance, sale, grant, repurchase or redemption of any shares of its share capital (or equivalent) or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;

(c)incurrence of any Indebtedness in amounts in excess of US Dollars 50,000 individually or US Dollars 500,000 in the aggregate, that would be outstanding immediately following the Closing;

(d)sale, lease, license or transfer of, or Encumbrance on, any material portion of its assets other than in the ordinary course of business;

(e)damage to, or destruction or loss of, any of material asset of the Acquired Company not covered by insurance;

(f)except as required by Law, adoption of, material amendment to or material increase in the payments to or benefits under, any Company Plan;

(g)waiver or release of any material right or claim other than in the ordinary course of business;

(h)change in the accounting methods used by the Acquired Companies;

(i)making or rescission of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return;

(j)payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Acquired Company), other than payments, discharges or satisfactions in the ordinary course of business of Liabilities or arising in the ordinary course of business since the date of the ARIAD SWISSCO Balance Sheet;

(k)revaluation by the Acquired Company of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(l)loan by the Acquired Company to any Person, or purchase by the Acquired Company of any debt securities of any Person, except for advances to Employees for travel and business expenses in the ordinary course of business; or

(m)agreement in writing by any Acquired Company to do any of the foregoing.

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Section 3.9Tangible Personal Property.

(a)The Acquired Companies, as applicable, have good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of their tangible personal property, free and clear of all Encumbrances except as set forth in Section 3.9 (a) of the Seller Disclosure Schedule.

(b)Section 3.9(b) of the Seller Disclosure Letter sets forth an accurate and complete list of leases of personal property or equipment having a value in excess of US Dollars 50,000.

Section 3.10Leased Real Property.

(a)Section 3.10 of the Seller Disclosure Schedule sets forth an accurate and complete description (by street address of the subject leased real property, the date and term of the lease, the name of the parties thereto and the aggregate annual rent payable thereunder) of all real property that is leased by any Acquired Company (the “Leased Real Property”). The Seller has made available to the Purchaser complete copies of the leases in effect as of the date hereof relating to the Leased Real Property (the “Real Property Leases”) and there has not been any sublease or assignment entered into by any Acquired Company in respect of the leases relating to such Leased Real Property. No Acquired Company is in default of any material provision of any lease of any of the Leased Real Property.

(b)Each applicable Acquired Company has peaceful, undisturbed and exclusive possession of the Leased Real Property at Section 3.10(b) of the Seller Disclosure Schedule (the “Warranted Leased Real Property”), and no Acquired Company has assigned (collaterally or otherwise) or granted any other security interest in the Warranted Real Property Leases or any interest therein, and there are no Liens on the estate or interest created by the Warranted Real Property Leases. The full amount of security deposit required under each lease of Warranted Leased Real Property, if any, is on deposit thereunder.

(c)The use of the Warranted Leased Real Property, or any portion thereof, and the improvements erected thereon, do not violate or conflict in any material respect with (i) any Law, Permit, covenants, conditions or restrictions applicable thereto; or (ii) the terms and provisions of any Contract relating thereto.

(d)Except in any case that would not reasonably be expected to be material to the business of the Acquired Companies, take as a whole, (i) there is no pending, or to the Knowledge of the Seller, threatened, appropriation, condemnation or like Proceeding affecting the Warranted Leased Real Property or any part thereof; and (ii) no Acquired Company has received written notice that is in violation of any applicable zoning law, regulation or other applicable Law, related to or affecting the Warranted Leased Real Property.

(e)The Warranted Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Acquired Companies’ business as presently conducted therein, except where the failure of the property to be in good operating condition would not have a Material Adverse Effect.

(f)No Person other than an Acquired Company is in possession of the Warranted Leased Real Property or any portion thereof, and there are no leases, licenses, subleases, concessions or other Contracts, written or oral, granting to any other Person the right to use or occupy the Warranted Leased Real Property or any portion thereof.

Section 3.11Intellectual Property.

(a)The Acquired Companies own all rights, title and interest in, or otherwise have the right to use, make, have made, sell, have sold, develop, commercialize and import the Compound and Product under all Intellectual Property used in the operation of their business as presently conducted (the “Company Intellectual

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Property”), except where the failure to own or have the right to use such Company Intellectual Property would not have a Material Adverse Effect.

(b)To the Seller’s Knowledge, the claims of the issued patents listed in Section 3.11(b) of the Seller Disclosure Schedule are not invalid and the issued patents included in Section 3.11(b) of the Seller Disclosure Schedule are not unenforceable in the Territory. No Third Party has challenged in writing, or, to the Company’s Knowledge, has threatened to challenge, the enforceability or validity of any issued patents included in Section 3.11 (b) of the Seller Disclosure Schedule or any claims therein, respectively in the Territory through the institution of legal proceedings in a court or through revocation, opposition, interference, reexamination, nullity or similar invalidity proceedings before a patent office or any equivalent entity in the Territory. To the Seller’s Knowledge, no Third Party is infringing the patents listed in Section 3.11(b) of the Seller Disclosure Schedule.

(c)No Third Party has challenged in writing, or, to the Seller’s Knowledge, has threatened to challenge, the Company’s right to use and license the trademarks listed in Section 3.11(c) of the Seller Disclosure Schedule in the Territory.

(d)There are no claims asserted in writing, Judgments, or settlements in effect against, or amounts with respect thereto owed by, the Acquired Companies relating to the patents listed in Section 3.11(b) of the Seller Disclosure Schedule in the Territory. No claim or litigation is pending or, to the Seller’s Knowledge, threatened alleging that the manufacture, development, use or sale of the Product in the Territory as of the date of this Agreement infringes or would infringe any issued patent in the Territory existing as of the date of this Agreement.

(e)The patents listed in Section 3.11(b) of the Seller Disclosure Schedule have been filed and maintained, and are being diligently prosecuted, in the respective patent offices where filed in the Territory in accordance with applicable Laws. All applicable and material fees that are finally due prior to the date of this Agreement in connection with the prosecution and maintenance of the patents listed in Section 3.11(b) of the Seller Disclosure Schedule in the Territory have been paid.

(f)Section 3.11(f) of the Seller Disclosure Schedule lists each written Contract under which any of Seller, ARIAD US or Acquired Company has granted a license to a Third Party to, make, have made, sell, have sold, develop, commercialize and import the Compound and Product in the Territory under the Intellectual Property of the Seller, ARIAD US or any Acquired Company.

This Section 3.11 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to Intellectual Property.

Section 3.12Contracts.

(a)Section 3.12(a) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each Contract to which any Acquired Company is a party, which:

(i)is an executory Contract for the purchase or sale of materials, supplies, goods, equipment or services that involves the payment by or to any Acquired Company of more than US Dollars 250,000 in any twelve (12) month period;

(ii)is for capital expenditures in excess of US Dollars 250,000;

(iii)is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to indebtedness for borrowed money, other than accounts receivables and payables in the ordinary course of business;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

(iv)is a written Contract under which any Acquired Company has granted to or received from a Third Party a license to use, make, have made, sell, have sold, develop, commercialize and import the Compound and Product under the Intellectual Property of such Acquired Company or Third Party (except for any license implied by the sale of a product, licenses for use of Trademarks in marketing or promotional materials and licenses for commonly available software programs with a value of less than US Dollars 250,000);

(v)is a Contract that limits or purports to limit the ability of the Acquired Companies to compete in any line of business or with any Person or in any geographic area;

(vi)is a written Contract with a Transferred Employee that provides for payments in excess of US Dollars 250,000 per annum (excluding any Contract that does not provide severance or termination payments);

(vii)is a lease of personal property or equipment having a value in excess of US Dollars 100,000; or

(viii)is an agreement of indemnification or guaranty, but excluding agreements of indemnification or guaranty that are contained in the Company’s written Contracts with its customers, suppliers and service providers that have been entered into in the ordinary course of business.

The Contracts listed in Section 3.12(a) of the Seller Disclosure Schedule are referred to in this Agreement as the “Material Contracts.”

(b)The Seller has made available to the Purchaser an accurate and complete copy of each Material Contract. With respect to each such Material Contract, neither any Acquired Company party to the Material Contract, nor, to the Seller’s Knowledge, any other party to the Material Contract is in breach or default under the Material Contract, except for such breaches or defaults as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect. Each Material Contract is enforceable as to the applicable Acquired Company party thereto in accordance with its terms except to the extent it has previously expired in accordance with its terms and subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.  To the Seller’s Knowledge, no party to a Material Contract intends to terminate such Material Contract with the applicable Acquired Company party thereto.

Section 3.13Tax Matters.

(a)(i) All material Tax Returns required to be filed by the Acquired Companies have been timely filed, (ii) all Taxes shown on such Tax Returns have been paid, (iii) no Governmental Authority has proposed formally in writing to make or has made any material adjustment with respect to such Tax Returns, (iv) no Acquired Company has any Liability for any Tax obligation of any other taxpayer (including any Affiliated Group), including any obligation under any Tax sharing agreement or under Section 1.1502-6 of the Treasury Regulations or any similar provision of any Law, (v) no Section 280G (or similar foreign tax provision) will be triggered by the transactions contemplated by this Agreement, (vi) any unpaid Taxes do not exceed the reserves for Taxes as set forth in the Company Interim Balance Sheet, and (vii) the Acquired Companies have no Tax liens. The Seller has made available to the Purchaser accurate and complete copies of all Tax Returns filed by the Acquired Companies for the years ended December 31, 2014, and December 31, 2013.

(b)All Taxes that each Acquired Company is required by Law to withhold or collect have been properly withheld or collected, and, to the extent required by applicable Law, have been paid over to the proper Governmental Authority.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

(c)To the Seller’s Knowledge, no federal, state, local or foreign Tax Contests or other Proceedings are pending or being conducted, nor has any Acquired Company received any written notice from any Governmental Authority that any such Tax Contest or other Proceeding is pending, threatened or contemplated. No Acquired Company has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency affecting the Acquired Company, which waiver or extension of time is currently outstanding.

This Section 3.13 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to Taxes.

Section 3.14Employee Benefit Matters.

(a)Section 3.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Company Plans.

(b)The Seller has made available to the Purchaser an accurate, up-to-date and complete copy of each Company Plan that has been reduced to writing.

(c)The Acquired Companies have performed all of their obligations under each Company Plan in all material respects in accordance with the terms of such Company Plan. The Acquired Companies have complied with all obligations under applicable Law to inform and consult the Transferred Employees or their representatives about the transaction contemplated in this Agreement.

(d)Section 3.14(d) of the Seller Disclosure Schedule sets forth an accurate and complete list of: (i) any employment, severance and change of control agreement with any Transferred Employee the benefits of which are contingent upon the occurrence of a transaction involving the Company of the nature of the transactions contemplated by this Agreement (either alone or upon termination of employment following such transactions); and (ii) any agreement or plan binding upon any Acquired Company, including, any Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (either alone or upon the termination of employment following such transactions).

This Section 3.14 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to Employee Benefit Matters.

Section 3.15Employment and Labor Matters.

(a)Except as set forth in Section 3.15 of the Seller Disclosure Schedule, no Acquired Company is a party to or bound by any collective bargaining agreement, works council agreement or any other agreement with a body representing any or all of the Transferred Employees and, to the Seller’s Knowledge, no petition has been filed or Proceedings instituted by any Transferred Employee or group of Transferred Employees of any Acquired Company seeking recognition of a bargaining representative or other works council agreement or any other agreement with a body representing any or all of the Transferred Employees. There is no labor strike, picketing, slowdown, lockout, or other work stoppage or labor dispute pending or, to the Seller’s Knowledge, threatened between any Acquired Company, on the one hand, and any of its Transferred Employees, on the other hand, except for such disputes with individual Transferred Employees arising in the ordinary course of business.

(b)The Acquired Companies are in compliance in all material respects with all applicable Laws pertaining to the employment of their Transferred Employees, including all such Laws relating to equal employment opportunities, prohibited discrimination and other similar employment activities. Section 3.15 of the Seller Disclosure Schedule sets forth an accurate and complete list (as at the date of this Agreement) of all

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CONFIDENTIAL TREATMENT MATERIAL

Transferred Employees of any Acquired Company, together with their salary, job title, notice period, benefits, start date of employment and role and place of work. There has been no material change to such compensation or benefits during the 120 days preceding the date of this Agreement.  The Seller has provided to the Purchaser an accurate and complete list (as at the date of this Agreement) of all equity awards granted to Transferred Employees.

(c)Section 3.15(c) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each Contract providing for the grant of any severance or termination pay or benefits (in cash or otherwise) to any Transferred Employee (in excess of a payment in respect of their notice period or any severance payment required by Law).

This Section 3.15 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to Employment and Labor Matters.

Section 3.16Environmental, Health and Safety Matters. The Acquired Companies are in compliance in all material respects with (a) all Environmental Laws applicable to the conduct of their business as presently conducted and the occupancy of the Warranted Leased Real Property as presently occupied and (b) all Governmental Authorizations required of the Acquired Companies under Environmental Laws to conduct their business as presently conducted or to occupy the Warranted Leased Real Property as presently occupied. No Acquired Company has received any written notice stating that the conduct of its business or the condition of any of its Warranted Leased Real Property is currently in violation of any Environmental Law (including, to the Seller’s Knowledge, any claim or complaint from any Employee alleging exposure to Hazardous Material). To the Seller’s Knowledge, no Acquired Company has (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material, arranged for the disposal, discharge, storage or release of any Hazardous Material, or (ii) entered into any written Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or the Hazardous Material related activities. No Proceeding is pending or, to the Seller’s Knowledge, threatened against any Acquired Company that alleges a material violation by any Acquired Company of any applicable Environmental Laws.

This Section 3.16 constitutes the sole and exclusive representations and warranties of the Seller with respect to any matters relating to Environmental, Health and Safety Matters.

Section 3.17Governmental Authorizations. Except as set forth in Section 3.17 of the Seller Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, the Acquired Companies have all Governmental Authorizations that are necessary for them to conduct their business in the manner in which it is presently conducted, the Acquired Companies are in compliance with all such Governmental Authorizations and all such Governmental Authorizations are in full force and effect. Neither the Seller nor the Acquired Companies have received any written notice that any Governmental Authority with jurisdiction in the Territory over the Products has commenced or will commence any action: (i) to suspend, revoke, not renew or materially amend any Governmental Authorizations in the Territory; or (ii) prohibit production, marketing or sale of any Product in the Territory.

Section 3.18Compliance with Laws.  The Acquired Companies are in compliance in all material respects with all Laws applicable to them or the conduct of their business or the ownership or use of their properties and assets in the Territory.  To the Seller’s Knowledge, neither the Acquired Companies nor, any of their respective directors, officers, employees or agents have in the last three (3) years and in any material respect related to the business of the Acquired Companies, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates obtain or retain business and in violation of the FCPA. Neither the Acquired Companies nor, to the Seller’s Knowledge, any of their respective directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable Law. Neither the Acquired Companies nor, to the Seller’s Knowledge, any of their respective officers, directors or employees, have received any written notice from any Governmental Authority stating that they are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

Section 3.19Product Liability. Except as would not have a Material Adverse Effect, the Products sold by the Acquired Companies have complied in all material respects with all applicable product specifications contained in the relevant Marketing Authorizations. Except as would not have a Material Adverse Effect, none of the Products after being sold have been the subject of any product recall ordered by any Government Authority and, to the Seller’s Knowledge, no circumstances currently exist which are reasonably likely to cause any such product recall to be initiated.

Section 3.20Legal Proceedings. There is no material Proceeding pending or, to the Seller’s Knowledge, threatened against any Acquired Company, any of its officers or directors or any of its properties or assets. No Acquired Company is subject to any outstanding Judgment.

Section 3.21Insurance. The Company maintains, and through the Closing will continue to maintain, in full force and effect, policies of insurance against fire, theft and other casualties, and covering such other Liabilities and business risks and properties of the Acquired Companies which are customarily insured against by companies of similar size and in the industry in which the Acquired Companies operate. There is no claim by the Company pending under any of such policies as to which coverage has been denied by the underwriters of such policies. All premiums due and payable under all such policies have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies. Such policies are in full force and effect.

Section 3.22Customers.

(a)Section 3.22(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the 10 largest customers of the Acquired Companies based on net sales during each of the calendar years ended 2015 and 2014 and the calendar-year-to-date period ended March 31, 2016 (the “Material Customers”). Such net sale amounts are also set forth on Section 3.22(a) of the Seller Disclosure Schedule. No Material Customer has canceled, terminated or otherwise materially and adversely modified, or, to the Seller’s Knowledge, threatened to cancel, terminate, or otherwise materially and adversely modify, its relationship with any Acquired Company and no Acquired Company has received written notice that any Material Customer may take such action or limit its purchases from any Acquired Company, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

(b)Since the date of the ARIAD SWISSCO Balance Sheet, no Acquired Company has taken, or permitted any Representative to take, any action that was designed to have the effect of accelerating the timing of sales or the provision of products or services by any Acquired Company or of invoicing therefore. Without limitation of the foregoing, since the date of the ARIAD SWISSCO Balance Sheet, no Acquired Company has sold or provided any amount of products or services (a) with payment terms longer than terms customarily offered by such Acquired Company for such product, (b) at a discount from the listed price materially differing from any discounts customarily offered by such Acquired Company, or (c) with shipment or similar terms materially differing from the shipment or similar terms customarily offered by such Acquired Company.

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CONFIDENTIAL TREATMENT MATERIAL

(c)Section 3.22(c) of the Seller Disclosure Schedule sets forth a description of all incentives (including coupon, discount, allowance, rebate, bill-back, price concession or advertising fund payment activities or programs and the like) and pricing allowances (including slotting allowances, retailer or distributor ads, store display allowances and similar items) offered by the Acquired Companies to its customers that are in effect as of the date hereof.

Section 3.23Interested Party Transactions. To the Seller’s Knowledge, no officer or director of any Acquired Company (or any Affiliate or member of the immediate family (as such term is defined in Rule 16a-1 of the Exchange Act) of such officer or director) has or has had: (a) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, Products or right to Company Intellectual Property that any Acquired Company furnishes or sells or (ii) any interest in any entity that purchases from or sells or furnishes to the any Acquired Company, any goods or services; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.23.

Section 3.24Bank Accounts. Section 3.24 of the Seller Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Acquired Companies (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto) and (b) the name and address of each Person who has a power of attorney to act on behalf of any Acquired Company.

Section 3.25No Other Representations or Warranties. Except for the representations and warranties set forth in this Article 3, neither the Seller, nor any other Person, makes any other express or implied representation or warranty on behalf of the Seller or any of its Affiliates with respect to the Shares, the Seller, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement. The Seller makes no representations or warranties to the Purchaser regarding the probable success or profitability of the Acquired Companies. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed.

Article  4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date:

Section 4.1Organization and Good Standing. The Purchaser is an entity duly organized, validly existing and in good standing under the Laws of Switzerland. Incyte US is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2Authority and Enforceability. Each of the Purchaser and Incyte US has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser or Incyte US is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and Incyte US. Each of the Purchaser and Incyte US has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each of the Purchaser and Incyte US will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Seller, ARIAD US and the other parties thereto, this Agreement constitutes, and at the Closing each Ancillary Agreement to which the Purchaser or Incyte US is a party will constitute, the valid and binding obligation of the Purchaser or Incyte US, as applicable , enforceable against the Purchaser or Incyte US, as applicable, in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.3No Conflict. Except for the requirements of any Antitrust Law (if applicable), and except in any case that would not have a material adverse effect on the ability of the Purchaser or Incyte US to perform its obligations under this Agreement or on the ability of the Purchaser or Incyte US to consummate the transactions contemplated by this Agreement, neither the Purchaser’s or Incyte US’s execution, delivery and performance of this Agreement and any Ancillary Agreement to which the Purchaser or Incyte US is a party, nor the consummation of the transactions contemplated by this Agreement, will (a) conflict with or violate the Purchaser’s or Incyte US’s Organizational Documents, (b) result in a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Purchaser or Incyte US is a party or by which the Purchaser or Incyte US is bound, in any case with or without due notice or lapse of time or both, (c) result in the imposition of any lien or other encumbrance on any of the assets of the Purchaser or Incyte US, (d) violate any Law or Judgment applicable to the Purchaser or Incyte US or (e) require the Purchaser or Incyte US to obtain any Governmental Authorization or make any filing with any Governmental Authority.

Section 4.4Legal Proceedings. There is no Proceeding pending, or, to the Purchaser’s knowledge, threatened against the Purchaser that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere in any material respect with the ability of the Purchaser to consummate any of the transactions contemplated in this Agreement.

Section 4.5Investment Intent. The Purchaser is acquiring the Shares for the Purchaser’s own account and investment purposes and is not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of any federal or state securities Laws. The Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and has sufficient business and financial knowledge and experience to protect its own interests and to evaluate the merits and risks in connection with the purchase of the Shares.

Section 4.6Brokers Fees. Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement.

Section 4.7Financial Capacity. The Purchaser has, or will have on the Closing Date, immediately available cash in an amount sufficient to pay the Purchase Price.

Section 4.8Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the business of the Acquired Companies as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its Affiliates and Representatives. The Purchaser acknowledges that it and its Affiliates and Representatives have been provided adequate access to the personnel, properties, premises and records of the Acquired Companies for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller, the Acquired Companies or their Representatives (except the representations and warranties set forth in Article 3). The Purchaser hereby acknowledges and agrees that other than the representations and warranties set forth in Article 3, none of the Seller, the Acquired Companies, or any other Person makes or has made any other express or implied representation or warranty on behalf of the Seller or any of its Affiliates with respect to the Shares, the Seller, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement.

Article  5
PRE-CLOSING COVENANTS

Section 5.1Access and Investigation; Notice. Until the Closing and upon reasonable advance notice from the Purchaser, the Seller will and will cause the Acquired Companies to allow the Purchaser and its Representatives reasonable access during normal business hours and without unreasonable interference with the operation of the business of the Acquired Companies to (a) such materials and information about the Acquired Companies as the Purchaser may reasonably request and (b) specified members of management of the Acquired Companies as the Parties may reasonably agree. Notwithstanding the foregoing, the Seller will not be required to disclose (or cause the Acquired Companies to disclose) any information to the Purchaser or its Representatives if such disclosure would be reasonably likely to: (x) cause significant competitive harm to the business of the Acquired Companies if the transactions contemplated hereby are not consummated, (y) jeopardize any attorney-client or other legal privilege or (z) contravene any applicable Laws (including Antitrust Laws), fiduciary duty or binding agreement entered into prior to the date hereof. The Purchaser will, and will cause its Representatives to, hold confidentially all information so obtained in accordance with the terms of the Confidentiality Agreement. Seller will provide prompt written notice to the Purchaser of any event, circumstance, development, material or other information that the Seller reasonably determines would have a Material Adverse Effect.

Section 5.2Operation of the Businesses of the Acquired Companies.

(a)Until the Closing, except as otherwise set forth in this Agreement or Section 5.2(a) of the Seller Disclosure Schedule, required by Law or as otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Seller will cause the Acquired Companies to conduct their business in the ordinary course of business in substantially the same manner as heretofore conducted, and, to the extent consistent therewith, use commercially reasonable efforts to preserve the relationships of the Acquired Companies with their customers, suppliers, distributors, licensors, licensees, and others doing business with them and to preserve the goodwill and ongoing operations of the Acquired Companies.

(b)Until the Closing, except as otherwise set forth in this Agreement or Section 5.2(b) of the Seller Disclosure Schedule or as otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Seller will not cause or permit any Acquired Company to:

(i)amend its Organizational Documents;

(ii)issue, sell or pledge additional shares of its capital stock or securities convertible into any such shares, or any options, warrants or rights to acquire any such shares or other convertible securities;

(iii)purchase, redeem or otherwise acquire any outstanding shares of its capital stock;

(iv)declare, set aside or pay any dividend or other distribution in respect of its capital stock, other than in cash in the ordinary course of business in connection with the Company’s cash management practices;

(v)pay, discharge, waive or satisfy, any Indebtedness other than in the ordinary course of business;

(vi)adopt or change accounting methods or practices (including any change in depreciation or amortization policies), except as required by GAAP or applicable Law;

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CONFIDENTIAL TREATMENT MATERIAL

(vii)make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or file any material Tax Return or any amended Tax Return unless a copy of such Tax Return has been delivered to the Purchaser for review a reasonable time prior to filing;

(viii)make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;

(ix)incur any Indebtedness, guarantee any Indebtedness of any Person, issue or sell any debt securities, or guarantee any debt securities of any Person;

(x)commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company involving an amount in dispute greater than US Dollars 50,000;

(xi)enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Real Property Leases;

(xii)terminate or materially and adversely amend any Material Contract;

(xiii)waive or release any right or claim of a material value to the Acquired Companies other than in the ordinary course of business;

(xiv)sell, lease or license, or permit any Encumbrance on, any material portion of its assets other than in the ordinary course of business;

(xv)acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock of, or by any other manner, any business or entity, or enter into any joint venture, partnership or other similar arrangement for the conduct of its business;

(xvi)change in any material respect the remuneration or terms of employment of any of its Employees or make offers to employ or engage any other personnel (other than to replace any Employees who have resigned or served or been served with notice to end their employment) other than (A) in the ordinary course of business, (B) as required by Law or (C) for retention, incentive and similar payments relating to the consummation of the transactions contemplated by this Agreement;

(xvii)except in cooperation with the Purchaser, make any representations regarding offers of employment from the Purchaser or the terms thereof;

(xviii)alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which any Acquired Company directly or indirectly holds any interest;

(xix)cancel, amend or renew any insurance policy; or

(xx)agree in writing to take any of the foregoing actions.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

Section 5.3Consents and Filings; Commercially Reasonable Efforts.

(a)Subject to the terms and conditions of this Agreement and unless otherwise specified in this Agreement, each of the parties will use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, and make all filings with, all Governmental Authorities (including Antitrust Approvals), and to obtain all other consents, waivers, approvals and other authorizations from, all other third parties, that are reasonably necessary in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b)The Purchaser will be solely responsible for all filing fees due under antitrust or other competition Laws (“Antitrust Laws”) in connection with any Antitrust Approvals and neither the Seller nor any Acquired Company will have any Liability with respect to the payment of such filing fees.

(c)The Seller and the Purchaser will promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Authority relating to the transactions contemplated by this Agreement, and will permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The Seller and the Purchaser will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any Antitrust Laws. The Seller and the Purchaser will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(d)The Purchaser and the Seller will use commercially reasonable efforts to respond to any request for additional information received from any Governmental Entity under the Antitrust Laws and to resolve the objections, if any, that could be asserted by any Governmental Entity under Antitrust Laws with respect to the transactions contemplated by this Agreement.

Section 5.4Financing. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser expressly acknowledges and agrees that the Purchaser’s obligations under this Agreement are not conditioned in any manner whatsoever upon the Purchaser obtaining any financing and any failure to fulfill any obligation under this Agreement arising from the failure of the Purchaser to obtain financing or the unavailability of such financing will be deemed to be intentional for purposes of this Agreement.

Section 5.5Public Announcements. Each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that each of the Seller and the Purchaser reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the disclosing party agrees to consult with the other party prior to making the disclosure and allow the other party reasonable time to comment thereon prior to issuance or release; provided, that, the disclosing party will consider the other party’s comments in good faith, but it is not required to accept all comments). Following execution and delivery of this Agreement, ARIAD US and the Purchaser shall issue a joint press release substantially in the form set forth in Exhibit C.

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CONFIDENTIAL TREATMENT MATERIAL

Section 5.6Intragroup Agreements. The Seller shall terminate prior to or effective as of the Closing all Intragroup Agreements (including the ARIAD Intragroup Indebtedness), settle all outstanding financial obligations arising thereunder and cause each Person party thereto to be unconditionally released and irrevocably discharged from any and all further covenants, undertakings, warranties and other obligations contained in such Intragroup Agreements.

Section 5.7Carve Out Restructuring. Prior to the Closing, the Seller shall transfer to a member of the Seller’s Group the Australian Business in substantially the manner described in Section 5.7 of the Seller Disclosure Schedule (the “Carve Out Restructuring”).

Section 5.8Financial Statements. Prior to the Closing, the Seller shall provide to the Purchaser an audited consolidated balance sheet for the Company for each of the fiscal years ending December 31, 2015 and 2014 (collectively, the “Audited Consolidated Balance Sheets”) and the related statements of income, changes in equity and cash flow, for each such fiscal year (collectively, with the Audited Consolidated Balance Sheets, the “Audited Consolidated Financial Statements”) and unaudited consolidated interim financial statements for the Company for the period ending March 31, 2016 (the “Other Consolidated Financial Statements”), in each case prepared in accordance with the requirements of Regulation S-X of the SEC and in form and substance sufficient to permit the Purchaser to comply with its obligations under Item 9.01 of Form 8-K under the Exchange Act.  The Seller shall use commercially reasonable efforts to obtain all necessary auditor reports and consents from the Seller’s independent auditors required by the SEC to file such Audited Consolidated Financial Statements and Other Consolidated Financial Statements with the SEC.  The fees, costs and expenses incurred by the Seller or its Affiliates in connection with the delivery of the Audited Consolidated Financial Statements and any auditor reports or consents required pursuant to this Section 5.8 shall reduce dollar-for-dollar the amount of the current liabilities of the Acquired Companies for the purposes of calculating Closing Net Working Capital.

Section 5.9CSC Guarantee. The Purchaser and the Seller will use commercially reasonable efforts to provide financial assurances reasonably acceptable to CSC in substitution of the CSC Guarantee or to otherwise obtain the full release of the CSC Guarantee, in each case at or prior to the Closing.  In the event that the CSC Guarantee is not substituted or released at or prior to the Closing, (a) the Purchaser and the Seller will continue to use commercially reasonable efforts to provide financial assurances reasonably acceptable to CSC in substitution of the CSC Guarantee or to otherwise obtain the full release of the CSC Guarantee as promptly as practicable and (b) until such time as the CSC Guarantee is substituted or released, the Purchaser will indemnify and hold harmless the Seller and its Affiliates (including ARIAD US) against and from any and all Liabilities arising out of or relating to CSC Guarantee.

Article  6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1Joint Condition. The obligation of the Purchaser and the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following condition (any of which may be waived by the mutual agreement between the parties, in whole or in part): there must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation.

Section 6.2Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

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CONFIDENTIAL TREATMENT MATERIAL

(a)The representations and warranties of the Seller in Article 3 must be true and correct in all respects as at Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct (without regard for any “material,” “Material Adverse Effect” or similar qualification) would not, individually or in the aggregate, constitute a Material Adverse Effect;

(b)All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)The Seller must have delivered or caused to be delivered each document that Section 2.6(a) requires it to deliver;

(d)The Required Contracts shall not have been amended, modified or rescinded and shall be in full force and effect; and

(e)There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Material Adverse Effect since the date of this Agreement.

Section 6.3Conditions to the Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a)The representations and warranties of the Purchaser in Article 4 must be true and correct in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date);

(b)All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects; and

(c)The Purchaser must have delivered or caused to be delivered to the Seller each document that Section 2.6(b) requires it to deliver.

Article 7
TERMINATION

Section 7.1Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

(a)by mutual consent of the Purchaser and the Seller;

(b)by either the Purchaser or the Seller if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided,  however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any material covenant under this Agreement, including the obligations of the Purchaser under 0, has been the cause of or resulted in the action or event described in this Section 7.1(b) occurring;

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CONFIDENTIAL TREATMENT MATERIAL

(c)by the Purchaser if the Closing has not occurred (other than through the failure of the Purchaser to comply fully with its obligations under this Agreement) on or before June 30, 2016; or

(d)by the Seller if the Closing has not occurred (other than through the failure of the Seller or the Company to comply fully with its obligations under this Agreement) on or before June 30, 2016.

Section 7.2Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Section 11.1 (Confidentiality), Section 5.5 (Public Announcements), Section 7.3 (Certain Effects of Termination), Article 12 (General Provisions) (except for Section 12.12 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the knowing and intentional breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s knowing and intentional failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Section 7.3Certain Effects of Termination. If the Purchaser or the Seller terminates this Agreement pursuant to Section 7.1, the Purchaser will comply with the Confidentiality Agreement regarding the return and/or destruction of any information furnished to the Purchaser in connection with this Agreement.

Article 8
INDEMNIFICATION

Section 8.1Indemnification by the Seller. If the Closing occurs, and subject to the limitations expressly set forth in Section 8.4 and Section 8.5, the Seller will indemnify and hold harmless the Purchaser and its directors, officers, employees, agents, representatives, stockholders and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 9.2 will govern) incurred by the Purchaser Indemnified Parties arising or resulting from (a) any breach of any representation or warranty set forth in Article 3, (b) any breach of any covenant of the Purchaser set forth in this Agreement, (c) any Indebtedness to the extent not taken into account in the determination of the Final Closing Net Cash and (d) the Deferred Refund Obligations. The amount of indemnified Losses will be determined without regard to any “materiality” or “Material Adverse Effect” qualification contained in the applicable provisions hereof.

Section 8.2Indemnification by the Purchaser. If the Closing occurs, and subject to the limitations expressly set forth in Section 8.4 and Section 8.5, the Purchaser will indemnify and hold harmless the Seller and its directors, officers, employees, agents, representatives, stockholders and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 9.2(b) will govern) incurred by the Seller Indemnified Parties arising or resulting from (a) any breach of any representation or warranty set forth in Article 4 and (b) any breach of any covenant of the Purchaser set forth in this Agreement. The amount of indemnified Losses will be determined without regard to any “materiality” or “Material Adverse Effect” qualification contained in the applicable provisions hereof.

Section 8.3Claim Procedure.

(a)A party that seeks indemnity under this Article 8 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) whether the Losses sought arise from matters solely between the parties or from Third Party Claims described in Section 8.3(b). The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation,

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CONFIDENTIAL TREATMENT MATERIAL

accompanied by reasonable supporting documentation, of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)If the Indemnified Party seeks indemnity under this Article 8 in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will give a Claim Notice to the Indemnifying Party within ten days after the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim and will include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided,  however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto.

(c)The Indemnifying Party will have 30 days after receipt of notice of such Third Party Claim to elect to assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by giving to the Indemnified Party written notice of the intention to assume control of such defense. If the Indemnifying Party elects not to assume control of such defense, the Indemnified Party will control such defense.

(d)The party not controlling the defense of the Third Party Claim (the “Non-controlling Party”) may participate in the defense thereof at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and, based upon the reasonable opinion of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, a conflict or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party which makes the representation of both parties inappropriate under applicable standards of professional conduct, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The Non-controlling Party will furnish the party controlling the defense of the Third Party Claim (the “Controlling Party”) with such information as it may have with respect to the Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party and its counsel in the defense of such Third Party Claim. The Controlling Party will keep the Non-controlling Party reasonably advised of the status of such Third Party Claim and will consider in good faith recommendations made by the Non-controlling Party with respect thereto.

(e)The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party; provided,  however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party.

Section 8.4Survival. Other than the Seller Fundamental Representations and the representations and warranties set forth in Section 3.13 (Tax Matters), all representations and warranties contained in this Agreement will survive the Closing until the twelve-month anniversary of the Closing Date.  The Seller Fundamental Representations and the representations and warranties set forth in Section 3.13 (Tax Matters) will survive the Closing until sixty days after the expiration of the applicable statute of limitations. None of the

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CONFIDENTIAL TREATMENT MATERIAL

covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms or in accordance with the applicable statute of limitations with respect thereto, whichever is shorter. All claims for indemnification under this Agreement must be asserted pursuant to a Claim Notice given prior to the expiration of the applicable survival period set forth in this Section 8.4; provided, however, that any representation, warranty or covenant that is the subject of a claim for indemnification which is asserted pursuant to a Claim Notice given after the Closing Date within the survival period specified in this Section 8.4 will survive until, but only for purposes of, the resolution of such claim.

Section 8.5Limitations on Liability.

(a)Notwithstanding anything to the contrary contained in this Agreement:

(i)no indemnification payments will be made by or on behalf of an Indemnifying Party in respect of any breaches of representations and warranties made by such party, as applicable, under this Agreement (other than with respect to Seller Fundamental Representations) until the aggregate amount of Losses for which such Indemnifying Party would (but for this clause) be liable thereunder exceeds 1% of the Initial Purchase Price, in which event the Indemnifying Party will be liable for all Losses from the first dollar;

(ii)the aggregate total amount for which an Indemnifying Party will be liable to indemnify and hold harmless the Indemnified Parties with respect to any breaches of representations and warranties made by the Indemnifying Party under this Agreement (other than with respect to Seller Fundamental Representations) will not exceed 10% of the Initial Purchase Price;

(iii)the aggregate total amount for which an Indemnifying Party will be liable to indemnify and hold harmless the Indemnified Parties under this Agreement will not exceed the Initial Purchase Price; and

(iv)any indemnity provided hereunder shall be so applied as to avoid any double counting and no Indemnified Party shall be entitled to obtain indemnification more than once for the same matter or Losses.

(b)An Indemnified Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreement of the Indemnifying Party contained in this Agreement will not be affected or deemed waived by reason of the fact that the Indemnified Party, based solely upon its own investigation and without regard to any information provided by the Indemnifying Party, knew or should have known that any representation or warranty might be inaccurate or that the Indemnifying Party filed to comply with any agreement or covenant.

The limitations on liability set forth in this Section 8.5 shall not apply to Losses resulting from fraud with respect to any breach of any representation or warranty or willful breach with respect to any covenant, in each case as contained in this Agreement.

Section 8.6Tax Refunds, Insurance Proceeds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to this Article 8 or Article 9 will be net of any Tax benefit to which an Indemnified Party is entitled by reason of payment of such Liability and any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto. In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds,

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CONFIDENTIAL TREATMENT MATERIAL

indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. The Purchaser will use (and will cause its Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).

Section 8.7Subrogation. If the Purchaser or any Purchaser Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any claim by a Person not party to this Agreement, then the Seller will be subrogated to all rights and remedies of the Purchaser or the Purchaser Indemnified Party against such third party, and the Purchaser will, and will cause each of the Purchaser Indemnified Parties to, cooperate with and assist the Seller in asserting all such rights and remedies against such third party.

Section 8.8Exclusive Remedy From and after the Closing, except for the availability of injunctive or other equitable relief and claims relating to fraud, the sole and exclusive remedy of the Purchaser for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification obligations set forth in Article 8 and Article 9 and, except to the extent the Purchaser has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 8.3 prior to the expiration of the applicable survival period set forth in Section 8.4, the Purchaser will have no remedy against the Seller for any breach of any provision of this Agreement. In no event will the Seller have any Liability for Losses arising from the conduct of the business of the Acquired Companies after the Closing.

Article 9
TAX MATTERS

Section 9.1Swiss Tax Rulings.

(a)As soon as reasonably practicable and in any event within thirty days following the execution and delivery of this Agreement, the Seller shall prepare and file with the Swiss Tax Authorities the requests for tax rulings listed in Section 9.1(a) of the Seller Disclosure Schedule with respect to the applicable federal stamp tax and or income or withholding tax that may arise as a result of the Pre-Sale Restructuring (the “Swiss Tax Rulings”).

(b)The Seller and the Purchaser will each use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Swiss Tax Rulings. Subject to this Section 9.1(b), the Seller will control and be responsible for the filing of the Swiss Tax Rulings and the submission of any information, documentation, responses or communication with the Swiss Tax Authority relating thereto. The parties will provide to each other such assistance, information and cooperation as is reasonably required to obtain the Swiss Tax Rulings (including providing necessary information, assisting in responding to any inquiries and attending meetings with the applicable Swiss Tax Authority) and, in connection therewith, each party will (i) promptly notify the other party of any material communication between such party and any Swiss Tax Authority relating to the Swiss Tax Rulings; (ii) consult with the other party in advance of participating in any meeting or discussion with any Swiss Tax Authority relating to the Swiss Tax Rulings and, to the extent permitted by such Swiss Tax Authority, give the other party (and its counsel and tax advisors) the opportunity to attend and participate thereat; and (iii) subject to applicable Law, discuss with and permit the other party (and its counsel and tax advisors) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed filing, submission or communication to any Swiss Tax Authority relating to the Swiss Tax Rulings. For the avoidance of doubt, the provisions of this Section 9.1(b) shall govern with respect to the interactions of the parties with the Swiss Tax Authority in connection with the Swiss Tax Ruling and Section 5.3(c) will not apply to the matters addressed in this Section 9.1(b).

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CONFIDENTIAL TREATMENT MATERIAL

Section 9.2Liability and Indemnification for Taxes.

(a)If the Closing occurs, and subject to Section 8.5(a)(iii) and the limitations expressly set forth in Section 9.2(d), and except to the extent any Taxes are reserved or accrued on the Closing Balance Sheet, the Seller will indemnify the Purchaser Indemnified Parties against: (i) all Losses for all Taxes of the Acquired Companies that are attributable to the Pre-Closing Period or as a result of the Pre-Sale Restructuring or Carve-out Restructuring, and (ii) all Losses for all Taxes attributable to any breach of the Company’s representations and warranties set forth in Section 3.13.

(b)If the Closing occurs, the Purchaser will indemnify the Seller Indemnified Parties against all Losses (i) for all Taxes of the Acquired Companies that are attributable to any Post-Closing Period, except to the extent that such Losses for Taxes are attributable to any breach of the Company’s representations and warranties set forth in Section 3.13 and (ii) for all Taxes arising solely out of or due to any breach of any covenant of the Purchaser set forth in this Agreement.

(c)With respect to any Straddle Period, any Losses for Taxes will be allocated between the Pre-Closing Period and the Post-Closing Period by closing the books of the Acquired Companies at the end of the Closing Date, except that (i) Tax items of a periodic nature, such as property taxes or depreciation allowances calculated on an annual basis, will be allocated by apportioning a pro-rata portion of such Taxes to each day in the relevant Straddle Period, and (ii) Liabilities relating to Tax associated with the Pre-Sale Restructuring will fall into the Pre-Closing Period.

(d)The Seller will not be required to indemnify the Purchaser Indemnified Parties for reductions in any Tax Attributes. The Seller will not be required to indemnify the Purchaser Indemnified Parties against Losses for Taxes attributable to the Pre-Closing Period or the Pre-Sale Restructuring or Carve-out Restructuring to the extent such Losses for Taxes could be reduced under applicable Law by reason of net operating loss carryovers, Tax credits and similar Tax attributes arising in the Pre-Closing Period (assuming for the purposes of this sentence that such attributes are not used to reduce Taxes in the Post-Closing Period).

Section 9.3Tax Return Filing; Audit Responsibilities.

(a)Except as set forth in Section 9.3(b), the Purchaser will control and be responsible for the filing of all Tax Returns required to be filed with respect to the Company after the Closing Date. All such Tax Returns will be completed in accordance with past practice to the extent permitted by applicable Law. The Purchaser will make all payments required with respect to any such Tax Return.

(b)The Seller will control and be responsible for the preparation and filing of all Tax Returns due after the Closing Date that relate to the Company or any Affiliate of the Company and are Affiliated Group Tax Returns which include Pre-Closing Period operations. All such Tax Returns will be completed in accordance with past practice to the extent permitted by applicable Law. The Seller will make all payments required with respect to any such Tax Return.

(c)In the event that the Seller or the Purchaser is liable under this Agreement for any Taxes paid by the other party with respect to any Tax Return, prompt reimbursement will be made.

(d)If the Purchaser receives notice of a Tax Contest with respect to any Acquired Company which could reasonably be expected to cause the Seller to have an indemnification obligation under this Article 9 then the Purchaser will notify the Seller in writing of such Tax Contest within five Business Days of receiving such notice. The Seller will have the right to control the conduct and resolution of such Tax Contest; provided,  however, that the Seller may decline to participate in such Tax Contest. If the Seller controls the conduct of such Tax Contest, the Seller will not resolve such Tax Contest, to the extent such Tax Contest relates to Post-Closing Period Taxes, without the Purchaser’s written consent, which consent will not be unreasonably

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CONFIDENTIAL TREATMENT MATERIAL

withheld, conditioned or delayed. If the Seller declines to control such Tax Contest, then the Purchaser will have the right to control the conduct of such Tax Contest; provided,  however, that the Purchaser will not resolve such Tax Contest without the Seller’s written consent, which consent will not be unreasonably withheld, conditioned or delayed. Each party will bear its own costs for participating in such Tax Contest.

(e)Any net refunds and credits attributable to the payment of Taxes for a Pre-Closing Period will be for the account of the Seller, and the Purchaser will promptly pay to the Seller any such refund or credit.

(f)To the extent not inconsistent with the provisions of this Section 9.3, the procedures of Article 8 will apply in the case of any claim for Losses related to Taxes.

Section 9.4Cooperation. Each of the Seller and the Purchaser agree that it will:

(a)provide assistance to the other party as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests;

(b)make available to the other party as reasonably requested all information, records, and documents relating to Taxes concerning the Acquired Companies; and

(c)retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return or for any Tax Contest or other examination or Proceeding relating to Taxes. Such books and records will be retained until the expiration of the applicable statute of limitations (including extensions thereof). Thereafter, the Purchaser will not dispose of any such Tax Returns, books and records unless it first offers in writing such Tax Returns, books and records to the Seller and the Seller fails to accept such offer within 60 days of it being made.

Section 9.5No Code Section 338 Election. Neither the Purchaser, the Company, nor any of their Affiliates will make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

Section 9.6Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Tax Law. Each party shall notify the other party if it receives notice that any Governmental Authority proposes to treat any indemnification payment as other than an adjustment to the Purchase Price for Tax purposes, or if it otherwise determines that an indemnification payment is required by applicable Tax Law to be treated as other than an adjustment to the Purchase Price for Tax purposes.

Article 10
EMPLOYEE MATTERS

Section 10.1Employees.

(a)For the one-year period commencing on the Closing Date (or such longer period as may be required by applicable Law) (the “Continuation Period”), the Purchaser will provide, or cause the Acquired Companies to provide, those employees employed by any Acquired Company at Closing, including those employees on vacation, leave of absence, disability (including long-term disability), military, parental or sick leave or layoff (whether or not such employees return to active employment with the Acquired Company) (the “Transferred Employees”), with employee benefits that in the aggregate are substantially equivalent to, and no less favorable than, those provided to such Transferred Employees immediately prior to the Closing, subject to any variations agreed with such Transferred Employees. During the Continuation Period or such longer period as may be required under the terms of any applicable employee benefit plan or arrangement, the Purchaser will continue to provide, or cause the Acquired Companies to provide, those former employees of any Acquired

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

Company who left employment prior to the Closing and who retain a benefit in any applicable Company Plan (the “Transferred Former Employees”) and their dependents, beneficiaries and join annuitants, with employee/retiree benefits that in the aggregate are substantially equivalent to, and no less favorable than, the benefits to which such Transferred Former Employees were entitled under the Company Plans in effect immediately prior to the Closing, subject to any variations agreed with such Employees. These obligations are not intended to limit any provisions of applicable Law or Contracts which are more favorable to Transferred Employees or Transferred Former Employees.

(b)To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by the Purchaser for the benefit of Transferred Employees or Transferred Former Employees, such plan, program or arrangement will credit such employees or former employees for service on or prior to the Closing with the Acquired Companies and their Affiliates.

(c)Upon the Closing Date, the Purchaser will honor or cause the Acquired Companies to honor in accordance with their terms all individual employment, severance, retention and other compensation agreements then existing between the Acquired Companies and any employee, director or officer thereof, except as otherwise agreed in writing by the Purchaser and such Person.

(d)Promptly after the execution and delivery of this Agreement, the Purchaser and the Seller will cooperate in good faith to prepare a written communication to the Transferred Employees and written guidance for any verbal communications by or on behalf of either party to the Transferred Employees regarding the employee benefits (including equity compensation arrangements) to be provided to the Transferred Employees by the Acquired Companies following the Closing.

(e)The Purchaser shall cause the applicable Retention Payment to paid to each individual identified on Schedule 1.1(c) to the Seller Disclosure Schedules on the first regularly scheduled payroll date for such individual following the Closing Date.

Section 10.2Indemnity. From and after the Closing and subject to Sections 8.3 and 8.5(a)(iii), the Purchaser will indemnify and hold harmless the Seller Indemnified Parties against all Losses that are incurred from and after the Closing arising or resulting from (a) any Company Plan maintained or sponsored directly by any Acquired Company that transfers with the Acquired Companies by operation of Law, (b) any claim with respect to any Company Plan which transfers in whole, or in part, by operation of this Article 10 and (c) any failure of the Purchaser to discharge its obligations under this Article 10.

Article 11
POST-CLOSING COVENANTS

Section 11.1Confidentiality.

(a)The parties agree to continue to abide by that certain Confidentiality Agreement between ARIAD US and Purchaser dated January 19, 2016 (the “Confidentiality Agreement”), which will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided,  however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)For a period of [**] years after the Closing, the Seller will, and will instruct its Representatives to, hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all non-public documents and information to the extent relating to the Acquired Companies (the “Company Information”), except to the extent that such the Company Information (i) must be disclosed in connection with the obligations of the Seller pursuant to this Agreement or any Ancillary Agreement, (ii) can be shown to have been in the public domain through no fault of the Seller or (iii) was later lawfully acquired by the Seller from sources other than those related to its prior ownership of the Acquired

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

Companies. Notwithstanding the foregoing, in no event will this Section 11.1(b) limit or otherwise restrict the right of the Seller to disclose such the Company Information (w) to its and its Affiliates’ respective Representatives to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (x) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, (y) in connection with its indemnification obligations under this Agreement, including the defense of any Third Party Claim, and (z) as permitted in accordance with Section 5.5..

Section 11.2Indemnification. The Purchaser will not, for a period of six years after the Closing, take or permit any action to alter or impair any exculpatory or indemnification provisions now existing in the Organizational Documents of any Acquired Company for the benefit of any individual who served as a director or officer of any Acquired Company at any time prior to the Closing (each an “Affiliate Indemnified Party”), except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing. Without limiting the generality of this Section 11.2, the provisions of this Section 11.2 are intended for the benefit of, and may be enforced by, each of the Affiliate Indemnified Parties and their respective heirs.

Section 11.3Seller’s Group Marks.

(a)As soon as practicable after Closing, and in any event by no later than the date falling six months following the Closing Date, remove all Seller’s Group Marks from, or otherwise destroy, all sales or promotional materials, stationery, buildings, signage, vehicles or internet websites in its possession or control bearing any Seller’s Group Marks.

(b)As soon as practicable after Closing, and in any event by no later than the date falling six months following the Closing Date, change the name of all Acquired Companies so that it no longer includes any Seller’s Group Marks.

Section 11.4Standstill.

(a)Except as permitted by Section 11.4(b), for a period of [**] following the execution and delivery of this Agreement, without the prior written consent of the Board of Directors of ARIAD US, no Controlled Person shall (or assist or encourage others to) directly or indirectly in any manner: (i) acquire, announce an intention to acquire, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, gift or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or interest in any securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of ARIAD US; (ii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) any securities of ARIAD US with respect to any business combination, restructuring, recapitalization or similar transaction; (iii) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of ARIAD US; (iv) acquire, announce an intention to acquire, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (x) any of the assets, tangible or intangible, of ARIAD US or (y) direct or indirect rights, warrants or options to acquire any assets of ARIAD US, other than in the ordinary course of business; (v) enter into any arrangement or understanding with others to do any of the actions restricted or prohibited under clauses (i), (ii), (iii) or (iv) of this Section 11.4(a); (vi) otherwise act in concert with others, to seek to offer to ARIAD US or any of its stockholders any business combination, restructuring, recapitalization or similar transaction to or with ARIAD US, or (vii) take any action to control or influence the management, Board of Directors or policies of ARIAD US.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

(b)The provisions of Section 11.4(a) shall not apply (i) in the event that ARIAD US announces publicly that it is seeking purchasers for ARIAD US, (ii) upon the commencement by a third party of a tender or exchange offer for more than 50% of the voting power of the outstanding voting securities of ARIAD US, provided that if such third party withdraws its tender or exchange offer, Section 11.4(a) shall again apply as of the date of such withdrawal, (iii) if a third party acquires beneficial ownership of more than 20% of the outstanding common stock of ARIAD US, (iv) if ARIAD US publicly announces a transaction, or an intention to effect any transaction, which would result in (A) the sale by ARIAD US or one or more of its subsidiaries to a third party of assets representing more than 50% of the consolidated earning power or assets of ARIAD US and its subsidiaries, (B) the common shareholders of ARIAD US immediately prior to such transaction owning less than 50% of the outstanding common stock of the acquiring entity or, in the case of a merger transaction, the surviving corporation (or, if the surviving corporation is a subsidiary of a parent company, the parent company) or (C) a third party acquiring beneficial ownership of more than 20% of the outstanding common stock of ARIAD US. For clarity, the foregoing provisions shall prohibit the Controlled Persons from acquiring shares of common stock of ARIAD US pursuant to a public tender offer for all outstanding common stock of ARIAD US in consideration for cash unless one of the exceptions in the preceding sentence applies.  Notwithstanding the above, cumulative acquisitions by the Controlled Persons of less than [**] of ARIAD US’s outstanding common shares shall not be deemed a breach of this provision.

(c)Nothing in this Section 11.4 shall prevent a Controlled Person from privately approaching ARIAD US to make an offer for the acquisition solely by the Controlled Persons of ARIAD US or any assets of ARIAD US, including ARIAD US’s rights to Products; provided that, (i) in the event ARIAD US does not accept any such offer, no Controlled Person shall take any action in contravention of Section 11.4(a), which shall continue to apply in all respects in accordance with the provision thereof and (ii) no Controlled Person shall make any public announcement regarding any such private approach by a Controlled Person or otherwise take any action that would reasonably require ARIAD US to make a public announcement regarding such offer or any of the types of matters set Section 11.4(a).

Section 11.5Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 11.6Books and Records and Cooperation with Litigation.

(a)As soon as reasonably practical after the Closing, and in no event later than 30 days after the Closing Date, the Seller shall, or shall cause its Affiliates to, deliver to the Purchaser or an Affiliate of the Purchaser as directed in writing by the Purchaser all Books and Records not kept at the Leased Real Properties.

(b)For a period of six years after the Closing Date or such longer time as may be required by Law (i) the Purchaser shall not, and shall cause its Affiliates not to, intentionally dispose of or destroy any of the Books and Records without first offering to turn over possession thereof to the Seller by written notice to the Seller at least 60 days prior to the proposed date of such disposition or destruction and (ii) upon reasonable advance notice, the Purchaser shall, and shall cause its Affiliates to, give the Seller and its Representatives reasonable access, during normal business hours and without unreasonable interruption of the Purchaser’s business, to, at the Seller’s sole cost and expense, make copies of any Books and Records at reasonable times at the Purchaser’s principal place of business or at any location where any Books and Records are stored. The provisions of Section 11.6(b)(i) shall not prohibit or restrict, and shall not require the Purchaser to provide any notice to the Seller in connection with, the deletion of electronic mail messages or other information stored in an electronic format in the ordinary course of business in a manner consistent with the Purchaser’s electronic records retention policies and applicable Law. The Seller’s access to the Books and Records after the Closing Date pursuant to Section 11.6(b)(ii) shall be limited to access that is reasonably required to permit the Seller to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

comply with its financial and Tax reporting obligations, to defend against any Proceeding or claim by a Third Party in which the Seller or its Affiliates are involved relating to or in connection with the Acquired Companies, or otherwise to comply with any requirement of applicable Law, in each case, subject to the Purchaser’s reasonable policies restricting access by Third Parties to the Purchaser’s and its Affiliates’ (including, following the Closing, the Acquired Companies’) information technology systems or assets.

(c)For a period of six years after the Closing Date, each of the Purchaser and the Seller shall, and shall cause its Affiliates to, make available upon reasonable advance notice and at reasonable times upon written request any personnel whose assistance or participation is reasonably required in anticipation of, or preparation for, existing or future Proceedings or claims by a Third Party in which such party or any of its Affiliates are involved relating to or in connection with the Acquired Companies.

(d)The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 11.6.

Article 12
GENERAL PROVISIONS

Section 12.1Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Seller or ARIAD US:

ARIAD Pharmaceuticals, Inc.

26 Landsdowne Street

Cambridge, MA 02139

Facsimile:[**]

Attention:Chief Executive Officer

Chief Legal Officer

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

100 New Bridge Street

London, EC4V 6JA

United Kingdom

Facsimile: [**]

Attention: Jane Hobson

and

Baker & McKenzie LLP
300 East Randolph Street, Suite 5000
Chicago, Illinois  60601
United States of America

Facsimile:[**]

Attention:Andrew J. Warmus

If to the Purchaser or Incyte US:

Incyte Corporation

1801 Augustine Cut-Off

Wilmington, DE 19803

United States of America

Facsimile:[**]

Attention: General Counsel

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton , NJ 08540

United States of America

Facsimile: [**]

Attention: Randall Sunberg

Emilio Ragosa

Section 12.2Amendment. this Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 12.3Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement. (i) any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as provided in Section 8.8, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 12.4Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 11.1.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

Section 12.5Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and assigns, except that the Purchaser may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Seller. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations (other than the obligation to pay the Purchase Price) to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 12.5.

Section 12.6Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 12.7Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, respectively. The disclosure in any section or paragraph of the Seller Disclosure Schedule, and those in any amendment or supplement thereto, qualifies other sections and paragraphs in this Agreement to the extent it is reasonably apparent that a given disclosure is applicable to such other sections and paragraph.

Section 12.8Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 12.9Expenses. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its Representatives.

Section 12.10Governing Law. Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and the transactions contemplated by this Agreement, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 12.11Limitation on Liability.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF REVENUE OR LOST SALES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT

Section 12.12Specific Performance. The parties agree that irreparable damage would occur and the parties would have no adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

agree that, prior to the termination of this Agreement pursuant to Section 7.1, in addition to any other remedy to which a party is entitled at law or in equity, such party is entitled to injunctive relief to prevent breaches of this Agreement by the other party and otherwise to enforce specifically the provisions of this Agreement against the other party. Each party (a) expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement (b) agrees it will not oppose the granting of such remedy.

Section 12.13Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the New York State Court located in the City of New York, Borough of Manhattan, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located in the City of New York, New York. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.1. Nothing in this Section 12.13, however, affects the right of any party to serve legal process in any other manner permitted by law.

Section 12.14Waiver of Jury Trial.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 12.15No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 12.15.

Section 12.16Non Recourse. No past, present or future Representative, incorporator, member, partner, equity holder or Affiliate of the Seller, any Acquired Company or any of their respective Affiliates shall have any liability for any Liabilities of the Seller, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 12.17Guaranty.

(a)ARIAD US irrevocably guarantees all representation, warranty, covenant and obligations of the Seller and the performance of its obligations under the provisions of this Agreement. This is a guarantee of payment and performance, and not of collection, and ARIAD US acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishments of the Seller’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee. ARIAD US hereby waives, for the benefit of the Purchaser any right to require the Purchaser as a condition of payment or performance of ARIAD US to proceed against the Seller.

(b)Incyte US irrevocably guarantees all representation, warranty, covenant and obligations of the Purchaser and the performance of its obligations under the provisions of this Agreement. This is a guarantee of payment and performance, and not of collection, and Incyte US acknowledges and agrees that this guarantee is

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

full and unconditional, and no release or extinguishments of the Purchaser’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee. Incyte US hereby waives, for the benefit of the Seller any right to require the Seller as a condition of payment or performance of Incyte US to proceed against the Purchaser.

Section 12.18Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ARIAD PHARMACEUTICALS (CAYMAN) L.P.

BY:	ARIAD PHARMACEUTICALS (CAYMAN) INC., its General Partner

	By:	/s/ Manmeet S. Soni
Manmeet S. Soni
Director

ARIAD PHARMACEUTICALS, INC., solely as guarantor

By:	/s/ Manmeet S. Soni
Manmeet S. Soni
Executive Vice President, Chief Financial Officer and Treasurer

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

INCYTE EUROPE S.À R.L.

BY:	/s/ Laurent Chardonnet
Laurent Chardonnet
Head of Finance

INCYTE CORPORATION, for the purposes of Section 11.4 and 12.7(b)

By:	/s/ Hervé Hoppenot
Hervé Hoppenot
CEO

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

[Signature Page to Stock Purchase Agreement]

For acknowledgment and consent of the transfers of the Shares in accordance with the provisions of this Agreement and for the purpose of article 1690 of the Luxembourg Civil code and 190 of the Luxembourg law dated 10 August 1915 on commercial companies, as amended:

ARIAD PHARMACEUTICALS (LUXEMBOURG) S.À R.L.

BY:	/s/ Jonathan Dickinson
Jonathan Dickinson
Class A Manager

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Amended and Restated Buy-In License Agreement

Attached.

EXHIBIT B

Territory

European Union Countries	[**]

1.Austria

2.Belgium

3.Bulgaria

4.Croatia

5.Cyprus

6.Czech Republic

7.Denmark

8.Estonia

9.Finland

10.France

11.Germany

12.Greece

13.Hungary

14.Ireland

15.Italy

16.Latvia

17.Lithuania

18.Luxembourg

19.Malta

20.Netherlands

21.Poland

22.Portugal

23.Romania

24.Slovakia

25.Slovenia

26.Spain

27.Sweden

28.United Kingdom

29.**] 30.[**] 31.[**] 32.[**] 33.[**] 34.[**] 35.[**] 36.[**] 37.Israel 38.[**] 39.[**] 40.[**] 41.[**] 42.[**] 43.Norway 44.Russia 45.[**] 46.[**] 47.Switzerland 48.Turkey 49.[**] 50.[**]

EXHIBIT C

Joint Press Release